Exhibit 99.1

Manpower Inc. Announces Offering of Zero-Coupon Convertible Debentures

       MILWAUKEE, WI, USA, 13 August 2001 - Manpower Inc. (NYSE: MAN) today announced that it intends, subject to market and other conditions, to raise approximately $200 million (excluding proceeds of the over-allotment option, if any) through an offering of 20-year, zero coupon convertible senior debentures to qualified institutional investors. The debentures will be convertible into Manpower common stock, at the option of the holder, at a price to be determined.

       Manpower intends to use the proceeds of the sale to repay borrowings under its credit facilities, and advances under its accounts receivable securitization facility.

       This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities. Any offers of the securities will be made only by means of a private offering circular. The securities offered have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

       Manpower Inc. is a world leader in the staffing industry, providing workforce management services and solutions to customers through 3,800 offices in 59 countries. The firm annually provides employment to more than 2.7 million people worldwide and is an industry leader in employee assessment and training. Manpower also provides a range of staffing solutions, engagement and consulting services worldwide under the subsidiary brands of Brook Street, Elan, The Empower Group and Jefferson Wells. More information on Manpower Inc. can be found at the company's Web site, http://www.manpower.com.